Exhibit 99.1

Designated Filer:	Insight Holdings Group, LLC
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	March 4, 2019

EXPLANATION OF RESPONSES

(1) Each share of Class B Common Stock of Alteryx, Inc. (the “Issuer”) is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”). On March 4, 2019, Insight Venture Partners Coinvestment Fund III, L.P. (“IVP Coinvestment III”) converted 725,171 shares of Class B Common Stock into 725,171 shares of Class A Common Stock and Insight Venture Partners Coinvestment Fund (Delaware) III, L.P. (“IVP Coinvestment Delaware III”) converted 524,829 shares of Class B Common Stock into 524,829 shares of Class A Common Stock.  The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2) Effective March 4, 2019, the Insight Coinvestment III Funds (as defined below) distributed an aggregate of 1,250,000 shares of Class A Common Stock of the Issuer to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities, with no consideration being paid in connection therewith (the “Initial Distribution”).

In connection with the Initial Distribution, Insight Venture Associates Coinvestment III, L.P. (“IVA Coinvestment III”), the general partner of the Insight Coinvestment III Funds (as defined below) acquired direct ownership of 786,657 shares of Class A Common Stock of the Issuer. On March 4, 2019, IVA Coinvestment III distributed 794,218 shares of Class A Common Stock of the Issuer which consists of the 786,657 shares received on March 4, 2019 and the 7,561 shares of Class A Common Stock of the Issuer previously owned, as reported on the Form 4 filed on September 12, 2018, pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA Coinvestment III. Following the distribution by IVA Coinvestment III, IVA Coinvestment III holds 0 shares of the Issuer.

(3) Held directly by IVP Coinvestment Fund III.

(4) Held directly by IVP Coinvestment Fund (Delaware).  IVP Coinvestment III and IVP Coinvestment Delaware III are together referred to as the “Insight Coinvestment III Funds”.